Exhibit 99.1

Clearway Energy, Inc. Announces Senior Leadership Changes

PRINCETON, N.J., September 8, 2026 -- Clearway Energy, Inc. (NYSE: CWEN) (“Company”, “Clearway”) today announced a series of senior leadership appointments:

•	Sarah Rubenstein, Chief Financial Officer (“CFO”) of Clearway Energy, Inc., will move into a new role at Clearway Energy Group LLC (“Clearway Group”) as the Head of the Transformation Office focusing on digital and data transformation and integration activities, effective October 1, 2026.
•	Steven Ryder, will succeed Ms. Rubenstein as Clearway Energy, Inc.’s CFO effective October 1, 2026, and will maintain his role as CFO of Clearway Group; and
•	Samantha Prout, will join the Company as Senior Vice President, Accounting and Controller, effective immediately.

“Sarah's leadership has been integral to building the strong financial foundation Clearway stands on today, and I am excited to see her bring that same expertise to leading our Transformation Office. We see opportunities to accelerate operational efficiencies by deploying the kind of automation and AI technologies that our generation assets are powering. Sarah’s transition to this role is an expression of our confidence in the potential enhancements these technologies will provide to our business. Further, our public investors know Steve well, and he is ideally positioned to build on Sarah's success in his expanded CFO role. He brings close to 30 years of professional finance experience, with most of that spent with energy companies focused on renewables and conventional power. Lastly, I'm excited to further strengthen our accounting team with the addition of Samantha, a proven accounting leader with decades of experience in public accounting. These changes, collectively, position our company very well to continue delivering on the long-term growth trajectory for CWEN,” said Craig Cornelius, Chief Executive Officer of Clearway Energy, Inc.

Sarah Rubenstein

“In this new role, I am excited to help translate our business strategy and leadership priorities into exciting new programs that improve efficiency and scalability across our organization. Building upon the work we did to modernize and streamline our integrated enterprise business applications, I am looking forward to continuing the work to transform how we support our data-driven operations through further use of AI and automation, and to continue to incorporate these initiatives into the fabric of our organization,” said Sarah Rubenstein, Chief Financial Officer of Clearway Energy, Inc.

Steven Ryder

“I’m both excited and honored to assume this expansion of my role, and I intend to continue the impressive legacy of financial discipline and stewardship that Sarah has brought to the position. The Clearway enterprise has a talented group of professionals that support both Clearway Energy, Inc. and Clearway Group, and I look forward to continuing my work with Craig and our executive team to advance our enterprise as a leader in the development, ownership, and operation of clean energy infrastructure, sustaining and creating value for CWEN shareholders,” said Steve Ryder, Chief Financial Officer, Clearway Energy Group.

As CFO of Clearway Group, Mr. Ryder has spent the last eight years leading many of the enterprise’s finance functions, including corporate finance, risk, financial planning and analysis, and capital markets. Prior to Clearway, Mr. Ryder was the Chief Financial Officer for Invenergy LLC, a Chicago-based developer, owner, and operator of clean energy projects where he oversaw a broad range of financial and commercial functions and was responsible for numerous corporate and project financing capital raises in North America and Europe. Prior to Invenergy, Mr. Ryder served in several finance and technical capacities at GE Energy Financial Services, the International Finance Corporation, the U.S. Agency for International Development, and AT&T.

Samantha Prout

Ms. Prout most recently served as Chief Accounting Officer and Controller at Amicus Therapeutics (Nasdaq: FOLD), a publicly traded biopharmaceutical company, where she also served as principal accounting officer and oversaw financial reporting, SOX compliance, audit committee engagement, enterprise resource planning implementation, and continuous improvement initiatives for the publicly traded biopharmaceutical company since 2018. Prior to Amicus, she held accounting leadership roles at NRG Energy, Inc., the Company’s prior controlling shareholder, from 2015 to 2018, where she developed deep familiarity with the financial reporting and accounting functions of a major public energy company, and the Company. She began her career at KPMG LLP, where she spent 15 years building extensive audit and advisory expertise, including significant experience with SEC reporting and capital markets transactions.

About Clearway Energy, Inc.

Clearway Energy, Inc. is one of the largest owners of clean energy generation assets in the U.S. Our portfolio comprises approximately 13.9 GW of gross capacity in 27 states, including approximately 11.1 GW of wind, solar and battery energy storage systems and approximately 2.8 GW of flexible dispatchable power generation providing critical grid reliability services. Through our diversified and primarily contracted clean energy portfolio, Clearway Energy endeavors to provide its investors with stable and growing dividend income. Clearway Energy, Inc.’s common stock is traded on the New York Stock Exchange under the symbol CWEN. Clearway Energy, Inc. is sponsored by its controlling investor, Clearway Energy Group LLC. For more information, visit investor.clearwayenergy.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “expect,” “estimate,” “target,” “anticipate,” “forecast,” “plan,” “outlook,” “believe” and similar terms. Such forward-looking statements include, but are not limited to, statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance and condition.

Although the Company believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to: unforeseen or adverse changes in the capital markets generally or in trading conditions applicable to the Company’s securities; and risks related to the Company’s business, operations, financial condition and prospects.

The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The foregoing review of factors that could cause the Company’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect the Company’s future results included in its filings with the SEC at www.sec.gov.  In addition, the Company makes available free of charge at www.clearwayenergy.com, copies of materials it files with, or furnishes to, the SEC.

Contacts:

Investors:	Media:
Akil Marsh	Zadie Oleksiw
investor.relations@clearwayenergy.com	media@clearwayenergy.com
609-608-1500